Exhibit 99.1

BONE BIOLOGICS COMPLETES $500,000 OF FINANCING

BURLINGTON, MA (March 29, 2018) – Bone Biologics (OTCQB: BBLG), a developer of orthobiologic products for domestic and international spine fusion markets, announced today the completion of $500,000 funding with Orthofix Holding, Inc. The funding represents the second round of a previously announced private placement.

The securities offered have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About Bone Biologics

Bone Biologics (OTCQB:BBLG) was founded to pursue regenerative medicine for bone.

Bone Biologics Corporation is undertaking groundbreaking work with the three founders and select strategic partners, building on unprecedented research on the Nell-1 molecule that has produced a significant number of studies and publications in peer reviewed scientific literature. Bone Biologics is currently focusing its development efforts for its bone graft substitute product on bone regeneration in spinal fusion. Nell-1 is a recombinant human protein growth factor that is essential for normal bone development.

For more information, please visit the company's website at www.bonebiologics.com.

Bone Biologics trades on the OTCQB venture stage marketplace for early stage and developing U.S. and international companies. OTCQB companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company on www.otcmarkets.com.

Forward-Looking Statements

This press release contains forward-looking statements that reflect the Company’s current beliefs, expectations or intentions regarding future events. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as “will,” “will be,” “anticipate,” “predict,” “continue,” “future,” and similar expressions are intended to identify such forward-looking statements.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.